UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2020

South Plains Financial, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-38895	75-2453320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5219 City Bank Parkway Lubbock, Texas	79407
(Address of principal executive offices)	(Zip Code)

(806) 792-7101
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	SPFI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 15, 2020, the Board of Directors (the “Board”) of South Plains Financial, Inc. (the “Company”) approved the South Plains Financial, Inc. Executive Change in Control Severance Plan (the “Plan”), which provides benefits to eligible employees in the event of certain terminations of employment in connection with a “change in control” (as defined in the Plan).  Employees of the Company who are selected by the Compensation Committee of the Board or such person or committee appointed by the Compensation Committee of the Board (the “Plan Administrator”) are eligible to participate in the Plan.  The Plan will be administered by the Plan Administrator.

The Plan generally provides that if an involuntary termination of an eligible employee’s employment (other than for death, disability or “cause” (as defined in the Plan)) or a resignation by the eligible employee for “good reason” (as defined in the Plan) occurs during the twenty-four (24)-month period immediately following a change in control, the eligible employee will be entitled to (a) a single lump sum payment equal to the change in control severance pay provided for in the eligible employee’s Participation and Award Agreement, plus (b) the acceleration of the eligible employee’s “equity awards” (as defined in the Plan), with the performance goals relating to performance-based equity awards deemed achieved at target levels.

If the payments or benefits to be paid to an eligible employee under the Plan together with any other payments the eligible employee has the right to receive would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986 (the “Code”), the eligible employee’s payments and benefits under the Plan will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits will be $1.00 less than three (3) times the eligible employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts will be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better “net after-tax position” to the eligible employee.

The Plan Administrator has selected eight eligible employees to participate in the Plan, including Steven B. Crockett, the Company’s Chief Financial Officer and Treasurer.  Mr. Crockett has entered into a Participation and Award Agreement, which, in addition to the acceleration of equity awards as discussed above, provides for change in control severance pay equal to the sum of the following: (i) 1.5x his annual base salary; (ii) a pro-rata target annual bonus for the year in which the termination occurs; and (iii) 1.5x the annual total premium cost to cover Mr. Crockett and his eligible dependents, to the extent they were covered as of the termination date, under the Company’ health plan.

The Company may, at any time, amend or terminate the Plan in whole or in part.  In addition, the Board or the Plan Administrator may amend the Plan at any time to the extent necessary to comply with Section 409A of the Code or any other applicable law.  Any such amendment must, to the maximum extent possible, preserve the Plan’s benefits for all then-participating employees.  The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan and the Participation and Award Agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On July 16, 2020, the Company issued a press release announcing the declaration of a quarterly cash dividend of $0.03 per share on its outstanding common stock.  The dividend will be paid on August 10, 2020 to shareholders of record as of the close of business on July 27, 2020.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	South Plains Financial, Inc. Executive Change in Control Severance Plan

10.2	South Plains Financial, Inc. Executive Change in Control Severance Plan Form of Participation and Award Agreement

99.1	Press release, dated July 16, 2020, announcing South Plains Financial, Inc. quarterly cash dividend

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH PLAINS FINANCIAL, INC.

Dated: July 16, 2020	By:	/s/ Curtis C. Griffith
Curtis C. Griffith
Chairman and Chief Executive Officer